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                                                                       EXHIBIT 3

                          [VINSON & ELKINS LETTERHEAD]


                                             May 22, 2001


VIA FACSIMILE AND REGULAR MAIL
Peter Moulinos, Esq.
Shane Henty Sutton, P.C.
One Rockefeller Plaza
Suite 1600
New York, New York 10020


          Re: May 17, 2001 Schedule 13D filed on behalf of Global One Communications, Pty., Ltd. relating to shares of CI4net.com common stock

Dear Mr. Moulinos:

         We are in receipt of your letter of May 21, 2001 to Kathleen P. Kelly, of this office. This is to inform you that it is the position of Global One Communications, Pty., Ltd. ("Global One") that the assertions contained in your letter are without merit. The Stock Pledge Agreements were executed by CI4net.com ("CI4net"), the several pledgors, and Donald S. Parker, General Counsel for Global One, in January 2001 and accordingly were effective when the
Schedule 13D relating to the CI4net shares was filed on behalf of Global One on May 17, 2001. Be advised that Global One intends to vigorously enforce and defend all of its rights under those Stock Pledge Agreements.



                                                   Sincerely,


                                                   /s/ MICHAEL ZAITZ
                                                   Michael Zaitz


cc: Donald S. Parker, Esq.